UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    October 29, 2010

TRANS ENERGY, INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

(Address of principal executive offices)

Registrant's telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement

    See Item 2.04

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On October 29, 2010, Trans Energy, Inc. (the “Company”) and CIT Capital USA Inc. (“CIT”) entered into a forbearance letter agreement (the “October Forbearance Letter”), whereby CIT agreed to forebear from exercising its rights and remedies against the Company and its property until December 31, 2010.  The forbearance relates to a certain credit agreement in the form of a senior secured revolving credit facility (the “Credit Agreement”).  The October Forbearance Letter extends the terms and provisions of the earlier forbearance agreement between the parties entered into on July 9, 2010 (the “July Forbearance Letter”) that extended the forbearance period to October 29, 2010.

In addition, the October Forbearance Letter requires the Company to pay CIT a deferral fee of $50,000 on November 15, 2010, November 30, 2010, December 15, 2010 and December 31, 2010 if, on any such date, any of the principal of and interest on the Credit Agreement have not been repaid in full.  In the event the Company enters into a firm commitment for financing with a third party to repay the debt under the Credit Agreement, each deferral fee not then due will be reduced to $25,000.  Any deferral fee paid prior to receiving such firm commitment for financing will not be reduced retroactively.  At the option of CIT, each deferral fee is payable in either cash or five-year warrants to purchase shares of the Company’s common stock.

Since entering into the July Forbearance Letter, the Company has sold certain assets and interests for an aggregate of approximately $27 million, of which $15 million has been applied to the loan balance outstanding under the Credit Agreement.   As of October 29, 2010, the aggregate indebtedness related to the Credit Agreement, including accrued interest, fees and expenses and the exercise of the option to repurchase the CIT net profits interest, was approximately $17.3 million.  The Company continues to work with its financial advisor and potential lenders to refinance the amount outstanding under the Credit Agreement and provide growth capital to the Company prior to expiration of the October Forbearance Letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

Date: November 4, 2010	By /S/ John G. Corp
John G. Corp
President